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                                                                    EXHIBIT 3.1b

                                                              FILED# C4286-01
                                                               OCT 13 2004

                                                        In the office of
                                                           Dean Heller
                                                  DEAN HELLER SECRETARY OF STATE



DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708 Website: secretaryofstate.biz

                            Certificate of Amendment
                            (PURSUANT TO NRS 78.380)

     Certificate to Articles of Incorporation For Nevada Profit Corporations
               (Pursuant to NRS78.380 - Before Issuance of Stock)

1. Name of Corporation: 3 PEA TECHNOLOGIES, INC.

2. The articles have been amended as follows (provide article numbers, if available):


              ARTICLE IV-A. The corporation is authorized to issue 2,000,000 shares if capital stock having $.001 par value per share. All of the shares of stock shall be designated Common Stock, without preference of distinction.

3. The undersigned declare that they constitute at least two-thirds of the incorporators, or of the board of directors

4. Effective date of filing (optional)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures


         Signed                                            Signed
     ------------------------                        ------------------------
     Mark R. Newcomer                                Daniel H. Spence

* If more than two signatures, attach an 81/2 x 11 plain sheet with the additional signatures

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.